Exhibit 99.2

Argyle Security Acquisition Corporation Completes Initial Public Offering
Monday January 30, 7:30 pm ET

NEW YORK, Jan. 30 /PRNewswire-FirstCall/ – Argyle Security Acquisition Corporation (OTC Bulletin Board: ARGLU - News) announced today that it completed its initial public offering of 3,700,046 units on January 30, 2006. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit. The Company also consummated a private placement of an additional 125,000 units at $8.00 per unit to members of its management team. The initial public offering and the private placement generated aggregate gross proceeds of approximately $30,600,000 to the Company. Rodman & Renshaw, LLC acted as lead manager and I-Bankers Securities, Inc. acted as co-manager of the initial public offering.

Audited financial statements as of January 30, 2006 reflecting receipt of the proceeds of the initial public offering and the private placement will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission on or prior to February 3, 2006.

Argyle Security Acquisition Corporation is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating businesses in the security industry.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Rodman & Renshaw, LLC, 1270 Avenue of the Americas, New York, NY 10020.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.

CONTACT:   James Bell
            210-828-1700